                                                                    EXHIBIT 11.1

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

                                                                           THREE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
Primary:
  Net income applicable to common shares.................................  $71,003     $56,945
                                                                           =======     =======
  Shares:
     Weighted average common shares outstanding..........................   84,044      82,583
     Common equivalent shares applicable to stock options................    1,488       1,305
                                                                           -------     -------
     Average number of shares outstanding and common equivalent shares...   85,532      83,888
                                                                           =======     =======

Primary earnings per common share and common equivalent share............  $   .83     $   .68
                                                                           =======     =======

Fully Diluted:
  Net income applicable to common shares.................................  $71,003     $56,945
                                                                           =======     =======
  Shares:
     Average number of common shares as adjusted for primary
      computation........................................................   85,532      83,888
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter...........................................                  225
                                                                           -------     -------
     Average number of shares outstanding on a fully diluted basis.......   85,532      84,113
                                                                           =======     =======

Earnings per common share assuming full dilution.........................  $   .83     $   .68
                                                                           =======     =======

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